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                                                                     EXHIBIT 8.1

                                 June __, 1998



Breed Technologies, Inc.
BTI Capital Trust
5300 Old Tampa Highway
Lakeland, Florida  33807

Ladies and Gentlemen:

     We have acted as special tax counsel to Breed Technologies, Inc. (the "Company") and to BTI Capital Trust (the "Trust") in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 6.50% Convertible Trust Preferred Securities (the "Preferred Securities"). The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, consisting of 6.50% Convertible Subordinated Debentures due 2027 (the "Convertible Debentures"). The Preferred Securities and the Convertible Debentures have been described in that certain Prospectus dated ______, 1998, which is included in the Registration Statement on Form S-3 (File No. 333-48231), as amended, filed with the Securities and Exchange Commission (the "Commission"). In connection therewith, you have requested our opinions with respect to the status of the Convertible Debentures and the Trust for United States federal income tax purposes and the accuracy of the discussion included in the Prospectus under the heading "United States Federal Income Taxation." All capitalized terms used herein without definition shall have the same meaning as in the Prospectus.

                       FACTS AND ASSUMPTIONS RELIED UPON
                       ---------------------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement, the Prospectus and all exhibits thereto. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals or, if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such document on the parties thereto are enforceable, and have been or will be performed or satisfied in accordance with their terms.
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Breed Technologies, Inc.
BTI Capital Trust
June __, 1998
Page 2



                                   OPINIONS
                                   --------

     Based upon and subject to the foregoing, we are of the following opinions:

     (1) The Convertible Debentures will be treated as indebtedness of the Company for United States federal income tax purposes.

     (2) The Trust will be classified as a grantor trust and will not be treated as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the Convertible Debentures, whether or not cash is actually distributed to the Securityholder.

     (3) The discussion contained in that portion of the Prospectus under the caption "United States Federal Income Taxation" constitutes, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the purchase, ownership, disposition, and conversion of Preferred Securities under current law.

     The opinions expressed herein are given as of the date hereof and are based on the Internal Revenue Code of 1986, as amended, the United States Treasury Regulations promulgated thereunder, current administrative positions of the United States Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such change could adversely affect the opinions rendered herein and the tax consequences to the Trust and to the holders of Preferred Securities. In addition, our opinions cannot be relied upon if any of the facts contained in the documents that we have examined, or if any of the assumptions that we have made, is, or later becomes, inaccurate.

     We will advise you of any facts or circumstances that come to our attention, or of any changes in law that occur, and which affect the opinions expressed herein, prior to the date that the Registration Statement is declared effective by the Commission. We assume no such obligation, however, to so advise you after such date.

     Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the Trust, Convertible Debentures or Preferred Securities.
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Breed Technologies, Inc.
BTI Capital Trust
June __, 1998
Page 3



     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                    Very truly yours,



                                    KING & SPALDING